Exhibit 5.1

December 9, 2005

Witness Systems, Inc.

Suite 600

300 Colonial Center Parkway

Roswell, Georgia  30076

Re:                               Registration Statement on Form S-3 (File No. 333-113604)

Ladies and Gentlemen:

We have acted as counsel for Witness Systems, Inc., a Delaware corporation (the “Company”), in connection with the registration statement on Form S-3 (File No. 333-113604), as amended and supplemented (the “Registration Statement”), filed with the Securities and Exchange Commission (the “Commission”) on March 15, 2004 under the Securities Act of 1933, as amended (the “Securities Act”), and declared effective by the Commission on August 11, 2005, relating to the proposed offer and sale by the Company from time to time of up to $80,000,000 of the Company’s securities, including shares of its common stock, par value $0.01 per share (the “Common Stock”).  Pursuant to an underwriting agreement dated December 8, 2005, the Company agreed to issue 4,100,000 shares of Common Stock to the underwriters, and upon exercise of the underwriters’ over-allotment option, up to an additional 615,000 shares of Common Stock under the Registration Statement and a related registration statement on Form S-3 filed pursuant to SEC Rule 462(b).  This opinion letter is rendered pursuant to Item 16 on Form S-3 and Item 601(b)(5) of Regulation S-K.

We have examined the Fifth Amended and Restated Certificate of Incorporation of the Company, the Amended and Restated Bylaws of the Company, records of proceedings of the Board of Directors, and such other documents, corporate records, and instruments as we have considered relevant to this opinion letter.  We also have made such further legal and factual examinations and investigations as we deemed necessary for purposes of expressing the opinions set forth herein.  In our examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, and the conformity to authentic original documents of all documents submitted to us as copies.  With respect to matters of fact relevant to our opinion, we have relied conclusively upon certificates of officers of the Company, representations made by the Company in other documents examined by us and other representations of officers of the Company.  We have also obtained and relied upon such certificates and assurances from public officials as we have deemed necessary.

Subject to the foregoing, it is our opinion that the shares of the Common Stock covered by the Registration Statement have been authorized for issuance by all necessary corporate action, and when issued as described in the Registration Statement against payment therefor will be lawfully issued, fully paid and nonassessable.

The opinion set forth herein is limited to the General Corporation Law of the State of Delaware, applicable provisions of the Constitution of the State of Delaware and reported judicial decisions interpreting the foregoing, and we do not express any opinion herein concerning any other laws.

This opinion letter is provided to the Company for its use solely in connection with the transactions contemplated by the Registration Statement, and may not be used, circulated, quoted or otherwise relied upon by any other person or for any other purpose without our express written consent, except that the Company may file a copy of this opinion letter with the Commission as an exhibit to a Form 8-K, for incorporation by reference into the Registration Statement as required by law.  The only opinion rendered by us consists of those matters set forth in the third paragraph hereof, and no opinion may be implied or inferred beyond the opinion expressly stated.

Very truly yours,
MORRIS, MANNING & MARTIN
a Limited Liability Partnership

By:	/s/ Jeffrey Schulte
Jeffrey Schulte, Partner